Exhibit 5.1

New York	Bracewell & Giuliani LLP
Connecticut	711 Louisiana Street
Texas	Suite 2300
Washington, DC	Houston, Texas
Dubai	77002-2770
Kazakhstan
London	713.223.2300 Office
713.221.1212 Fax
bgllp.com
May 21, 2009
ConocoPhillips
600 North Dairy Ashford
Houston, Texas 77079
Ladies and Gentlemen:
We have acted as special counsel for ConocoPhillips, a Delaware corporation (“ConocoPhillips”), in connection with the issuance by ConocoPhillips of $1,500,000,000 aggregate principal amount of its 4.60% Notes due 2015 (the “2015 Notes”), $1,000,000,000 aggregate principal amount of its 6.00% Notes due 2020 (the “2020 Notes”) and $500,000,000 aggregate principal amount of its 6.50% Notes due 2039 (the “2039 Notes” and, together with the 2015 Notes and the 2020 Notes, the “Notes”), in each case guaranteed by ConocoPhillips Company, a Delaware corporation (“CPCo”) (the “Guarantees”), pursuant to (a) the Registration Statement of ConocoPhillips and CPCo on Form S-3 (Registration Nos. 333-157547 and 333-157547-02) (the “Registration Statement”), which was filed by ConocoPhillips and CPCo with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and (b) the related prospectus dated February 26, 2009, as supplemented by the prospectus supplement relating to the sale of the Notes dated May 18, 2009 (as so supplemented, the “Prospectus”), as filed by ConocoPhillips and CPCo with the Commission pursuant to Rule 424(b) under the Act. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Current Report of ConocoPhillips on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”).
The Notes and the related Guarantees are to be issued pursuant to the Indenture, dated as of October 9, 2002 (the “Indenture”), among ConocoPhillips, as issuer, CPCo, as guarantor, and The Bank of New York Mellon Trust Company, National Association, as trustee (the “Trustee”). The terms of the Notes of each series (including the form of Note) have been established pursuant to resolutions adopted by the Board of Directors of ConocoPhillips.
We have examined originals, or copies certified or otherwise identified, of (i) ConocoPhillips’ Amended and Restated Certificate of Incorporation and By-Laws and CPCo’s Restated Certificate of Incorporation and By-Laws, in each case as amended to date; (ii) the Underwriting Agreement (the “Underwriting Agreement”) incorporated by reference into the Terms Agreement, dated as of May 18, 2009 (the “Terms Agreement”), among ConocoPhillips and the several Underwriters named in Schedule A to the Terms Agreement (the “Underwriters”), relating to the issuance and sale of the Notes; (iii) the Registration Statement and the Prospectus; (iv) the Indenture, together with an Officers’ Certificate establishing the terms of the Notes (the “Terms of Notes”) of each series, in each case as filed as exhibits to the Form 8-K; (v) certain resolutions of the Board of Directors of the Company and CPCo as furnished to us by them; and (vi) certificates of public officials and of representatives of ConocoPhillips and CPCo. We also have made such investigations of law and examined originals or copies of such other documents

ConocoPhillips
May 21, 2009

and records as we have deemed necessary and relevant as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates and representations of officers of each of ConocoPhillips and CPCo, of governmental and public officials and of other sources believed by us to be responsible with respect to the accuracy of the material factual matters contained therein or covered thereby. We have assumed that the signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and all documents submitted as certified or photostatic copies conform to the originals thereof.
Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that when the Notes and the related Guarantees have been duly executed, issued and delivered by ConocoPhillips, executed, endorsed and delivered by CPCo and authenticated and delivered by the Trustee in accordance with the terms of the Indenture and the Terms of Notes and duly purchased and paid for by the Underwriters in accordance with the terms of the Terms Agreement (including the provisions of the Underwriting Agreement incorporated by reference in the Terms Agreement), the Notes and the related Guarantees will constitute legal, valid and binding obligations of ConocoPhillips and CPCo, respectively, enforceable against ConocoPhillips and CPCo, respectively, in accordance with their terms, except as such enforcement is subject to (i) bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (ii) the application of general principles of equity (regardless of whether considered in a proceeding at law or in equity) including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of good faith, reasonableness, fair dealing and materiality.
We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law, or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.
The foregoing opinion is limited to the relevant contract law of the State of New York and the relevant federal law of the United States of America. We express no opinion with respect to the federal or state securities laws or blue sky laws of any jurisdiction, including the anti-fraud provisions of any such laws, or with respect to the law of any other jurisdiction. The opinion expressed herein is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.

ConocoPhillips
May 21, 2009

We hereby consent to the filing of this opinion of counsel as an exhibit to the Form 8-K and to the reference to our Firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Bracewell & Giuliani LLP
Bracewell & Giuliani LLP